Exhibit 99.1

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649

FOR IMMEDIATE RELEASE		Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

Media: Blake Lewis
Lewis Public Relations
214-269-2093
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
ALON USA ANNOUNCES REFINERIES TRANSACTIONS
Transactions include three refineries and seven asphalt terminals
Conference call, including accompanying slides, scheduled Monday, May 1st at 10:00 AM
Eastern Time to discuss acquisitions
DALLAS, TX — May 1, 2006 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) announced today that it has executed two separate definitive agreements to purchase Paramount Petroleum Corporation, excluding certain real estate assets, as well as to purchase the assets of Edgington Oil Company.
“Our IPO in July 2005 was designed to place the Company on a growth path in order to achieve the further integration of our business,” stated David Wiessman, Executive Chairman of the Board for Alon USA. “These two acquisitions will more than double our refining capacity, improve our risk profile as a single refiner and allow us to expand into higher value-added asphalt business. We will continue to pursue well-thought-out growth in the Southwest.”
The Paramount transaction will include:
❖	Paramount’s 54,000 barrels per day (bpd) refinery in Paramount, CA;

❖	Paramount’s 12,000 bpd heavy crude refinery in Portland, OR;

❖	Paramount’s seven asphalt terminals located in Seattle, WA, Elk Grove and Mojave, CA, Reno, NV, Phoenix, Fredonia, and Flagstaff, AZ;

❖	Paramount’s 50% interest in Wright Asphalt Products Company, which specializes in patented tire rubber modified asphalt products that are provided in six terminals.
The Paramount refinery services the Los Angeles/southern California market. The historical refined product mix from the Paramount refinery, with a 6.4 complexity rating which is expected to increase following an expansion project, consists of approximately 16% light fuels, 26%

middle distillates, 25% gas oils and 30% asphalt. Recent upgrades to the facility allow for the production of high value Carb Diesel and Carbob Gasoline.
The purchase price of the Paramount transaction consists of $307 million in cash and the assumption of approximately $100 million of net debt. The transaction is expected to close during the latter portion of the second quarter or early during the third quarter of 2006, following regulatory approvals.
Deutsche Bank Securities, Inc. acted as financial advisor and Gibson, Dunn & Crutcher and Songstad & Randall acted as legal advisors to Paramount. Credit Suisse will arrange a credit facility for Alon and Jones Day acted as legal advisor to Alon.
In addition to the Paramount purchase agreement, Alon today also announced that it has executed a definitive agreement to purchase the assets of Edgington Oil Company, a heavy crude refining company located in Long Beach, California, for a total consideration of approximately $52 million in cash plus an amount to be determined for the value of inventory.
The Edgington refinery is a topping refinery with a nameplate crude capacity of approximately 40,000 bpd. Using heavy crudes, the refinery can produce up to 24,000 bpd. Alon anticipates that it will refine heavy crudes at the Edgington refinery. The refinery is linked to other local refineries and pipeline systems, as well as to a pipeline to the Long Beach dock, which provides additional flexibility for sourcing crude outside California.
Merging the Paramount refinery with Edgington into one refinery (78,000 bpd) coupled with the Portland refinery (12,000 bpd) will add 90,000 bpd of refined capacity to the existing 70,000 bpd sour crude refinery in Big Spring, Texas.
This transaction is expected to close before the end of the second quarter of 2006 and is subject to the normal approval process, including regulatory approval.
“These two acquisitions provide significant growth opportunities for Alon. The advantages of heavy crude processing and upgrade of the bottoms via high valued asphalt sales fit our core strategy and our business model well,” said Jeff Morris, Alon’s President and CEO. “In addition, Paramount’s refinery in the Los Angeles area has recently been upgraded to produce Carb Diesel and Carbob Gasoline. We believe our fuels experience and operational capabilities will provide significant future opportunities. Also, the geographic coverage fits us perfectly.”
Alon has scheduled a conference call Monday, May 1st at 10:00 a.m. Eastern Time, to discuss the acquisition. To access the call, please dial (800) 218-9073, or (303) 262-2140, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the live call and view accompanying slides on the Alon USA corporate website, http://www.alonusa.com by logging on that site and clicking “Investors.” Please visit the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. A telephonic replay of the conference call will be available through, May 15, 2006 and may be accessed by calling (800) 405-2236, or (303) 590-3000 for international callers, and using passcode 11060007. A web cast archive will also be available at

www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and South Central regions of the United States. The Company owns and operates a sophisticated sour crude oil refinery in Big Spring, Texas, which has a crude oil throughput capacity of 70,000 barrels per day. Alon USA markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt in the State of Texas. The Company also operates convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operation and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
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